Exhibit 10.1

April 17, 2018

Gene Mack

Dear Gene:

On behalf of SELLAS Life Sciences Group, Inc. (the “Company”) this letter will confirm our offer of employment to join the Company, effective on the following terms:

1.    Employment: You will be employed on a full-time basis as the Company’s Chief Financial Officer and Treasurer, commencing April 20, 2018. You will report to the Company’s Chief Executive Officer (the “CEO”) and have the duties and responsibilities that are consistent with your position and such other duties as may from time to time be assigned to you by the Company.

2.    Annual Base Salary: You will be paid $335,000.00 per annum, payable in accordance with the Company’s payroll schedule (the “Base Salary”). In accordance with normal policy, your Base Salary shall be reviewed by the Compensation Committee of the Company’s Board of Directors (the “Board”) on an annual basis.

3.    Short-Term Incentive Compensation: On an annual basis and subject to approval of the Board, you shall be entitled to annual short-term incentive compensation at a target level of up to 40% of your Base Salary. The actual amount of such annual incentive compensation shall be determined in accordance with the applicable plans based on achievement of individual and Company performance objectives established in advance by the Board or the Board’s Compensation Committee, taking into account input from the CEO, and such actual annual short term incentive compensation amount may be more or less than the target amount. No minimum incentive is guaranteed. Company currently anticipates that the next review of your incentive compensation will occur on or before March 15th of the following year. The Annual Bonus is earned upon payment.

4.    Equity. On your first day of employment (the “Grant Date”), you will be granted an option to purchase 40,000 shares of the Company’s common stock (“Common Stock”) at an exercise price per share of Common Stock equal to the closing price of the Common Stock on Nasdaq on the Grant Date (the “Option”). To the extent it so qualifies, the Option will be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder. Subject to any accelerated vesting provisions subsequently agreed to by the Company and you, the Option will vest as to 25% of the shares subject to the Option one year after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to your Continuous Service Status (as

SELLAS™ Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York 10017, USA

Nasdaq: SLS

www.sellaslifesciences.com

defined in the Plan) to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s 2017 Stock Plan (the “Option Plan”) and the stock option agreement by and between you and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

5.    Employee Benefits. You will be eligible to participate in the Company’s employee benefits programs at the same level as provided to other senior executive level employees of Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. You will be eligible for fifteen (15) days paid time off (vacation). In addition, you shall be entitled to up to four (4) “Personal Days/Floating Holiday” benefits and five (5) sick days. The Company will establish an annual list of U.S Federal holidays observed each year as well.

Vacation days, sick days and floating holidays may be used during the calendar year in which they are earned and accrued, and all earned and accrued sick days and floating holidays that are not used within the calendar year in which they are earned and accrued will be forfeited without compensation, unless applicable federal, state or local law requires otherwise. Accrued but unused vacation days, sick days and floating holidays are forfeited upon termination from employment, except as prohibited by law. Except as set forth in this offer letter, all vacation days, sick days and floating holidays shall accrue and be used and compensated in accordance with the Company’s paid time off policy(ies) as in effect from time to time, unless applicable federal, state, or local law requires otherwise.

6.    Business Expenses. While you are employed by the Company, the Company will reimburse you for reasonable business travel, entertainment or other business expenses (including bar membership fees and professional association dues) incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.    Employment Agreement. Promptly following the Effective Date, you and the Company will negotiate in good faith a written employment agreement containing the preceding provisions and additional terms including but not limited to: (i) termination upon death or disability, (ii) involuntary termination for cause and resignation without good reason, (iii) involuntary termination without cause and resignation for good reason, (iv) effects of a change of control, (v) tax provisions, including without limitation, under Sections 409A and 280G of the Internal Revenue Code of 1986, or any successor provisions, and (vi) and other mutually-agreeable customary employment terms. Any such provisions shall be consistent with like terms provided to other senior executives.

8.    Proprietary Information and Inventions. You acknowledge and agree that upon commencement of your employment with the Compan, you will sign and be bound by the terms of an Employee Confidential Information and Invention Assignment Agreement, including the provisions governing the non-disclosure of confidential information and restrictive covenants contained therein.

SELLAS™ Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York 10017, USA

Nasdaq: SLS

www.sellaslifesciences.com

9.    No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

10.    At-Will Employment. This offer letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the CEO that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

We are extremely pleased to have an individual of your background and experience join the Company and look forward to a long and successful business relationship. Please acknowledge your acceptance of these terms at your earliest convenience. Please keep one copy of this letter for your files and return the original as soon as possible.

/s/ Angelos M. Stergiou
Angelos M. Stergiou, MD, ScD, h.c.
President and CEO

Acknowledged and Agreed:

/s/ Gene Mack
Gene Mack

SELLAS™ Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York 10017, USA

Nasdaq: SLS

www.sellaslifesciences.com